Exhibit 10.35

Description of 2012 Chaucer Annual Bonus Scheme

The 2012 Chaucer Annual Bonus Scheme (the “2012 Chaucer STIP”) is an annual performance-based bonus program that provides incentive cash compensation opportunities to key officers and employees of Chaucer, including Robert Stuchbery, Chaucer’s President and CEO.

Potential funding under the 2012 Chaucer STIP ranges from 0% to a maximum of 200% of target based on Chaucer’s 2012 post-tax return on equity (“Chaucer ROE”). Once the overall plan funding level is determined, each participant’s actual payment under the plan is determined based upon the following formula: 50% of the funding pool is distributed pro rata to participants based upon their individual target awards and the remaining 50% of the funding pool is distributed to participants based upon individual performance. Additionally, under this program each participant’s total award is paid in two equal tranches: the first to be paid in March 2013 and, provided the participant remains employed by Chaucer through such date, the second tranche is to be paid in January 2014.

Mr. Stuchbery’s target award under the 2012 Chaucer STIP is equal to 100% of his base salary.